TD Commercial Banking

8801 Trans-Canada Highway, Ste 600
St Laurent, QC
H4S 1Z6
Telephone No.: (514) 335 -4174
Fax No.: (514) 335-6930

March 03, 2020

SIGNIFI MOBILE INC./
MOBILE SIGNIFI INC
1001 LENOIR ST SUITE A-414
MONTREAL, QUEBEC H4C 2Z6

Attention: Gerry Bernstein

Dear Mr. Bernstein,

Demand Operating Facility Agreement

This Agreement between: **The Toronto-Dominion Bank** (the "Bank"), through its branch, located at 6550 Boul. Jean-Talon E, St-Leonard Qc. H1S 1N2

and

Borrower's Legal Name: **SIGNIFI MOBILE INC/ MOBILE SIGNIFI INC** (herein called the "Borrower")

Borrower's Address: 1001 LENOIR ST SUITE A-414, MONTREAL, QC. H4C 2Z6

Whereas:

(i) the Bank has agreed to establish a revolving demand credit facility (the "Facility");

(ii) the Facility is uncommitted and made available at the sole discretion of the Bank. The Facility may be cancelled at any time even if the Borrower complies with all of the terms and conditions;

(iii) the Facility will operate on the basis established in this Demand Operating Facility Agreement including without limitation the Standard Terms and Conditions attached as Schedule "A" (the "Agreement"), the terms of which may be changed by the Bank from time to time at the Bank's sole discretion.

In consideration of the Bank establishing the Facility, the Borrower hereby agrees with the Bank to the following terms and conditions:

CREDIT LIMIT

The outstanding advances under Facility #1, including the face amount of any outstanding L/Gs, unmatured B/As, will be at all times the lesser of:

1) CAD $1,500,000 [or its US$ Equivalent], AND
2) 90% of the insured portion of Receivable Value*, insured with counterparties acceptable to the Bank, net of any applicable deductible amount included in the insurance policy
3) 80% of the non-insured Receivable Value net of over 90 days, discounts, related accounts, and accounts not valued at the Bank's discretion, and
4) 30% of the Inventory Value which will not exceed CAD $400,000.

*Provided that the Maximum Liability Amount has not been reached within the policy period.
For purposes of calculating the Credit Limit, no value will be given to any uninsured foreign accounts receivables and any insured trade account receivable exceeding any:
• Individual Buyer Credit Limits set out in the applicable policy.
• Relevant Country's Maximum Payment Terms as set out in the applicable policy.
• Relevant Country Maximum Liability Amount as set out in the applicable policy.

Notwithstanding the preceding definition, the Facility will be limited to the lesser of $1,500,000 and the Borrowing Base of the preceding month.

PURPOSE

The Borrower will use the Facility to fund working capital.

BORROWING OPTIONS

The Bank will make the Facility available by way of:
- Prime Rate Based Loans in CAD$ ("Prime Based Loans")

AVAILABILITY OF THE FACILITY

The Borrower acknowledges that the Facility is uncommitted and is not automatically available upon satisfaction of the terms and conditions, including without limitation the Representations & Warranties, Positive Covenants, Negative Covenants, or Financial Covenants set out herein.

The Bank can demand repayment and/or cancel the availability of the Facility at any time in its sole discretion.

INTEREST RATES AND STAMPING FEES

For the Borrowing Options available to the Borrower, interest rates and fees are as follows:
- Prime Based Loans: Prime Rate + 1.250 % per annum

Information on Interest Rate Definitions, Interest Calculations and Payment is set out in the Schedule "A" attached hereto.

ARRANGEMENT FEE

The Borrower will pay a non-refundable arrangement fee of CAD $5,000 prior to the first drawdown hereunder.

ADMINISTRATION FEE

The Borrower will pay an Administration Fee of CAD $150 per month.

EXCESS MONITORING FEE

The Borrower may, at the Bank's discretion, be charged an Excess Monitoring Fee of $350.00, payable in the currency of the Facility, each time that the Credit Limit of the Facility is exceeded. Any extension of credit above the Credit Limit will be at the Bank's sole and absolute discretion.

ANNUAL REVIEW FEE

CAD$ 3,000 per annum

LATE REPORTING FEE

Fee payable each time that the Borrower does not meet any of the reporting requirements mentioned in the Positive Covenants, calculated according to the Bank's customary practices from time to time, subject to a minimum of CAD $100.

DRAWDOWN

The Borrower can use the Facility on a revolving basis.
The Borrower will follow the provisions set out in this Agreement with respect to notice periods, minimum amounts of draws, interest periods, and applicable terms.

DISBURSEMENT CONDITIONS

The Borrower will not avail itself of the Facility nor will the Bank make the Facility available to the Borrower until the Borrower has fulfilled the standard Disbursement Conditions contained in Schedule "A", in addition:

a) All securities and documentations to be in good order prior disbursement at the satisfaction of the Bank.
b) Provide copy of EDC insurance policy and EDC EGP Guarantee to the satisfaction of the Bank
c) Obtain most recent in-house financial statements of the Borrower confirming that the minimum Tangible Net Worth financial covenant is respected at funding date.
d) Obtain most recent Accounts Receivables and Inventory listings of the Borrower confirming that the

Borrowing base financial covenant is respected at funding date.

BUSINESS CREDIT SERVICE

The Borrower will have access to Prime Based Loans via Loan Account Number 9242522- 4276 (the "Loan Account") up to the Credit Limit, by withdrawing funds from the Borrower's Current Account Number 5242522-4276 (the "Current Account"). The Borrower agrees that each advance from the Loan Account will be in an amount equal to $5,000 (the "Transfer Amount") or a multiple thereof. If the Transfer Amount is NIL, the Borrower agrees that an advance from its Loan Account may be in an amount sufficient to cover the debits made to the Current Account. The Borrower agrees that:

a) all other overdraft privileges which have governed the Current Account are hereby cancelled.

b) all outstanding overdraft amounts under any such other agreements are now included as indebtedness under the Facility.

The Bank may, but is not required to, automatically advance the Transfer Amount or a multiple thereof or any other amount from the Loan Account to the Current Account in order to cover the debits made to the Current Account if the amount in the Current Account is insufficient to cover the debits. The Bank may, but is not required to, automatically and without notice apply the funds in the Current Account in amounts equal to the Transfer Amount or any multiple thereof or any other amount to repay the outstanding amount in the Loan Account.

OVERDRAFTS

The Borrower will have access to USBR Loans under the Facility via overdraft from Current Account Number 7306088- 4276 (the "US Current Account"). The total of CAD$ loans and CAD equivalent of USBR Loans under the Facility via overdrafts cannot exceed the limits defined under "Credit Limit" above.

REPAYMENT

The Borrower agrees to repay the Bank on demand. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Facility, including without limitation, as applicable, the amount of all unmatured B/As and LIBOR Loans and the Face Amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank in re-employing the amounts so repaid will be paid by the Borrower.

SECURITY

The following security shall be provided, shall, unless otherwise indicated, support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank:

a) Movable Hypothec on the following universality of property in the principal amount of CAD $4,000,000 from SIGNIFI MOBILE INC./ MOBILE SIGNIFI INC:

- Book Debts and other Movable Property, Claims, Equipment and Road Vehicles, Leasehold Improvements, Property in Stock, Receivables, Securities, Trademarks and intellectual property rights, Universality of all movable property corporeal or incorporeal

b) Postponement and Assignment of Creditor's Claim executed by SIYATA MOBILE INC. in favor of SIGNIFI

MOBILE INC./MOBILE SIGNIFI INC

c) Assignment of Fire Insurance from SIGNIFI MOBILE INC./ MOBILE SIGNIFI INC, with TD Bank as first loss payee.

d) EDC Insurance to cover 90% of foreign account receivables

e) Section 427 Bank Act Security representing a First charge on:
- Inventory

f) EDC Guarantee of 50% up to an amount of CAD $750,000.

All persons and entities required to provide a guarantee shall be referred to herein individually as a "Surety" and/or "Guarantor" and collectively as the "Guarantors".

All of the above security and guarantees shall be referred to collectively in this Agreement as "Bank Security".

PERMITTED LIENS

Permitted Liens as referred to in Schedule "A" are:

a) Purchase Money Security Interests in equipment which Purchase Money Security Interests exist on the date of this Agreement ("Existing PMSIs") which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under Existing PMSIs, provided that the cost of such replacement equipment may not exceed the cost of the equipment subject to the Existing PMSI by more than 10%

REPRESENTATIONS & WARRANTIES

The Borrower makes the Standard Representations and Warranties set out in Schedule "A".

All representations and warranties shall be deemed to be continually repeated so long as the Borrower has any dealings with the Bank.

POSITIVE COVENANTS

The Borrower will observe the Standard Positive Covenants set out in Schedule "A", in addition:

a) The Bank accounts of Siyata Mobile Inc. and Signifi Mobile Inc. are to be domiciled at TD Bank
b) The Borrower agrees to maintain the EDC Guarantee in good standing and provide information regarding the EGP along with account receivables insurances.

Reporting Requirements:
The Borrower will provide:

a) Annual Review Engagement financial statements of SIGNIFI MOBILE INC./ MOBILE SIGNIFI INC. to be provided 120 days after fiscal year end
b) A Receivables/Inventory Summary and Accounts Payable Listing within 20 calendar days after each

month end for SIGNIFI MOBILE INC./ MOBILE SIGNIFI INC.

NEGATIVE COVENANTS

The Borrower will observe the Standard Negative Covenants set out in Schedule "A", in addition:

a) No distributions from Signifi Mobile Inc. to Siyata Mobile or any other entities be made without the written consent of the Bank

FINANCIAL COVENANTS

a) Maintain a Tangible Net Worth of not less than $1,500,000, tested annually.

Tangible Net Worth is defined as shareholder's equity plus loans made by the shareholders to the Borrower and postponed in favour of the Bank, less loans to its shareholders, employees and other related parties and less intangible assets including without limitation, goodwill, research and development, franchises, patents and trademarks.

ANCILLARY FACILITIES

As at the date of this Agreement, the following uncommitted ancillary products are made available. These products may be subject to other agreements.

1) Spot Foreign Exchange Facility which allows the Borrower to enter into USD$250,000 for settlement on a spot basis.

Certain treasury products, such as forward foreign exchange transactions, and/or interest rate and currency and/or commodity swaps.

The Borrower agrees that treasury products will be used to hedge its risk and will not be used for speculative purposes.

SCHEDULE "A" TERMS AND CONDITIONS

Schedule "A" sets out the Standard Terms and Conditions ("Standard Terms and Conditions") which are applicable to the Borrower and which apply to this Facility. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified

APPLICABLE IN

PROVINCE OF QUEBEC ONLY

It is the express wish of the parties that this Agreement and any directly or indirectly related documents be drawn up in English. Les parties ont exprimé la volonté expresse que cette convention et tous les documents s'y rattachant directement ou indirectement soient rédigés en anglais.

We trust you will find these Facilities helpful in meeting your ongoing financing requirements. We ask that you acknowledge this offer of financing (which includes the Standard Terms and Conditions) by signing and returning the attached duplicate copy of this agreement to the undersigned by **March 24, 2020.**

Yours truly,

THE TORONTO-DOMINION BANK

Felix Seguin Account Manager	Melanie Bilodeau Manager Commercial Services

TO THE TORONTO-DOMINION BANK:

SIGNIFI MOBILE INC MOBILE SIGNIFI INC hereby accepts the foregoing offer this 4th day of March, 2020. The Borrower confirms that, except as may be set out above, the credit facility(ies) detailed herein shall not be used by or on behalf of any third party.

______________________	______________________
Signature	Signature
______________________	Gerald Bernstein CFO
Print Name & Position	Print Name & Position
______________________	March 4, 2020
Date:	Date:

cc. Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this letter as a courtesy only. The delivery of a copy of this letter does not create any obligation of the Bank to provide the guarantor(s) with notice of any changes to the credit facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the credit facilities, the establishment of new credit facilities or otherwise. The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the guarantor.

SCHEDULE "A" - STANDARD TERMS AND CONDITIONS

1. DEFINITIONS

Capitalized Terms used in this Agreement shall have the following meanings:

"All-in Rate" means the highest of the interest rate that the Borrower pays for Floating Rate Loans.

"Business Day" means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business.

"Branch / Centre" means the Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.

"Face Amount" means in respect of:

(i) a B/A, the amount payable to the holder thereof on its maturity;

(ii) a L/C or L/G, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such L/C or L/G.

"Floating Rate Loans" means any loan drawn down or extended under this Agreement at an interest rate which is referenced to a variable rate of interest, such as Prime Rate.

"Inventory Value" means, at the time of determination, the total value (based on the lower of cost or market) of the Borrower's inventories that are subject to the Bank Security (other than (i) those inventories supplied by trade creditors who at that time have not been fully paid and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, (ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.

"Letter" means the letter from the Bank to the Borrower to which this Schedule "A" - Standard Terms and Conditions is attached.

"Letter of Credit" or *"L/C"* means a documentary letter of credit or similar instrument in form and substance satisfactory to the Bank.

"Letter of Guarantee" or *"L/G"* means a stand-by letter of guarantee or similar instrument in form and substance satisfactory to the Bank.

"Purchase Money Security Interest" means a security interest on an asset which is granted to a lender or to the seller of such asset in order to secure the purchase price of such asset or a loan incurred to acquire such asset, provided that the amount secured by the security interest does not exceed the cost of the asset and provided that the Borrower provides written notice to the Bank prior to the creation of the security interest, and the creditor under the security interest has, if requested by the Bank, entered into an inter-creditor agreement with the Bank, in a format acceptable to the Bank.

"Receivable Value" means, at any time of determination, the total value of those of the Borrower's trade accounts receivable that are subject to the Bank Security other than (i) those accounts then outstanding for 90 days, (ii) those accounts owing by persons, firms or corporations affiliated with the Borrower, (iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority over the Bank, (v) those accounts which are subject to a claim of set-off by the obligor under such account, MINUS the amount of all the Borrower's unremitted source deductions and unpaid taxes.

"Receivables / Inventory Summary" means a summary of the Borrower's trade account receivables and inventories, in form as the Bank may require and certified by the Borrower's senior officer or authorized representative.

"US$" or "USD Equivalent" means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of Canadian Dollars to United States Dollars at the exchange rate determined by the Bank at the time of the conversion.

2. INTEREST RATE DEFINITIONS

Prime Rate means the rate of interest per annum (based on a 365 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum for CAD B/As is based on a 365 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance. The Stamping Fee rate per annum for USD B/As is based on a 360 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.

CDOR means, for any day, the annual rate for B/As denominated in Canadian Dollars for a specified term that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, then on the immediately preceding Business Day).

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

If Prime Rate, CDOR, LIBOR, USBR or any other applicable base rate is less than zero, such base rate shall be deemed to be zero for purposes of this Agreement.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

3. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans and USBR Loans is calculated daily (including February 29 in a leap year) and payable monthly in arrears based on the number of days for which the subject loan is outstanding. Interest is charged on February 29 in a leap year.

The Stamping Fee is calculated based on the amount and the term of the B/A and is payable upon acceptance by the Bank of the B/A. The net proceeds received by the Borrower on a B/A advance will be equal to the Face Amount of the B/A discounted at the Bank's then prevailing B/A discount rate for CAD B/As or USD B/As as the case may be, for the specified term of the B/A less the Stamping Fee. If the B/A discount rate (or the rate used to determine the B/A discount rate) is less than zero, it shall instead be deemed to be zero for purposes of this Agreement.

Interest on LIBOR Loans and CDOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR or CDOR interest period, as applicable.

L/C and L/G fees are payable at the time set out in the Letter of Credit Indemnity Agreement applicable to the issued L/C or L/G.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied to any indebtedness or amounts owing in any order at the sole discretion of the Bank.

For loans not secured by real property, all overdue amounts of principal and interest and all amounts outstanding in excess of the Credit Limit shall bear interest from the date on which the same became due or from when the excess was incurred, as the case may be, until the date of payment or until the date the excess is repaid at the Bank's standard rate charged from time to time for overdrafts, or such lower interest rate if the Bank agrees to a lower interest rate in writing. Nothing in this clause shall be deemed to authorize the Borrower to incur loans in excess of the Credit Limit.

If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Bank of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Bank of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Bank which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

4. DRAWDOWN PROVISIONS

Prime Based and USBR Loans

There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans, except as stated in this Agreement. The Borrower shall provide the Bank with 3 Business Days' notice of a requested Prime Based Loan over $1,000,000.

B/As

The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder. The Bank shall have the discretion to restrict the term or maturity dates of B/As. Except as otherwise stated in this Agreement, the minimum amount of a drawdown by way of B/As is $1,000,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Days' notice of a requested B/A drawdown. The Borrower will pay to the Bank the Face Amount of the B/A at the maturity of the B/A.

The Borrower appoints the Bank as its attorney to and authorizes the Bank to (i) complete, sign, endorse, negotiate and deliver B/As on behalf of the Borrower in handwritten form, or by facsimile or mechanical signature or otherwise, (ii) accept such B/As, and (iii) purchase, discount, and/or negotiate B/As.

LIBOR and CDOR

The Borrower shall advise the Bank of the requested LIBOR or CDOR contract maturity or interest period. The Bank shall have the discretion to restrict the LIBOR or CDOR contract maturity. Except as otherwise stated in this Agreement, the minimum amount of a drawdown by way of a LIBOR Loan or CDOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Days' notice of a requested LIBOR Loan or CDOR Loan.

L/C and/or L/G

The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A, LIBOR and CDOR - Conversion

Any portion of any B/A, LIBOR or CDOR Loan that is not repaid, rolled over or converted in accordance with the applicable notice requirements hereunder shall be converted by the Bank to a Prime Based Loan effective as of the maturity date of the B/A or the last day in the interest period of the LIBOR or CDOR contract, as applicable. The Bank may charge interest on the amount of the Prime Based Loan at the rate of 115% of the rate applicable to Prime Based Loans for the 3 Business Day period immediately following such maturity. Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

B/A, LIBOR and CDOR – Market Disruption

If the Bank determines, in its sole discretion, that a normal market in Canada for the purchase and sale of B/As or the making of CDOR or LIBOR Loans does not exist, any right of the Borrower to request a drawdown under the applicable borrowing option shall be suspended until the Bank advises otherwise. Any drawdown request for B/As, LIBOR or CDOR Loans, as applicable, during the suspension period shall be deemed to be a drawdown notice requesting a Prime Based Loan in an equivalent amount.

Cash Management

The Bank may, and the Borrower hereby authorizes the Bank to, drawdown under the Facility to satisfy any obligations of the Borrower to the Bank in connection with any cash management service provided by the Bank to the Borrower. The Bank may drawdown under the Facility even if the drawdown results in amounts outstanding in excess of the Credit Limit.

5. STANDARD DISBURSEMENT CONDITIONS

The Bank shall have received the following documents which should be in form and substance satisfactory to the Bank:

1. a copy of a duly executed resolution of the Borrower's Board of Directors empowering the Borrower to enter into this Agreement;
2. all of the Bank Security and supporting resolutions and solicitors' letters of opinion required under this Agreement;
3. all operation of account documentation;
4. a completed Environmental Questionnaire and/or if requested by the Bank, an audit inspection report from auditors or inspectors acceptable to the Bank;
5. for drawdowns under the Facility by way of L/C or L/G, the Bank's standard form Letter of Credit Indemnity Agreement; and
6. a copy of any necessary or desirable government approvals authorizing the Borrower to enter into this Agreement.

6. STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which representations and warranties shall be deemed to be repeated each day hereafter, that:

1. The Borrower is a duly incorporated corporation, a limited partnership, partnership, or sole proprietorship, duly organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefore, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.
2. There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.
3. No event of default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an event of default under any other agreement for borrowed money.
4. There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions, suits, or proceedings against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial condition, business or operations of the Borrower.
5. All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.
6. The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower, and have been prepared by the Borrower and its auditors in accordance with the International Financial Reporting Standards or GAAP for Private Enterprises.
7. All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears. Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and workers' compensation dues are currently paid and up to date.

8. If the Bank Security includes a charge on real property, the Borrower or Guarantor, as applicable, is the legal and beneficial owner of the real property with good and marketable title in fee simple thereto, free from all easements, rights-of-way, agreements, restrictions, mortgages, liens, executions and other encumbrances, save and except for those approved by the Bank in writing.
9. All information that the Borrower has provided to the Bank is accurate and complete respecting, where applicable:
   i. the names of the Borrower's directors and the names and addresses of the Borrower's beneficial owners;
   ii. the names and addresses of the Borrower's trustees, known beneficiaries and/or settlors; and
   iii. the Borrower's ownership, control and structure.

7. STANDARD POSITIVE COVENANTS

In addition to all of the other obligations in this Agreement the Borrower will:

(i) pay all amounts outstanding to the Bank when due or demanded,

(ii) maintain its existence as a sole proprietorship, corporation, partnership or limited partnership, as the case may be, and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect,

(iii) pay all taxes,

(iv) maintain its property, plant and equipment in good repair and working condition,

(v) continue to carry on the business now being carried on,

(vi) maintain adequate insurance on all of its assets, undertakings, and business risks,

(vii) permit the Bank and its authorized representatives full access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom, and

(viii) comply with all applicable laws.

8. STANDARD NEGATIVE COVENANTS

The Borrower will not:

(i) create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its property, now owned or hereafter acquired except for those Permitted Liens set out in the Letter.

(ii) merge or amalgamate with any other entity or permit any change of ownership or change its capital structure, and

(iii) sell, lease, assign, or otherwise dispose of all or substantially all of its assets.

Compliance by the Borrower with these Positive Covenants and Negative Covenants shall not automatically entitle the Borrower to the continued availability of the Facility and shall not restrict or limit the Bank's ability to demand repayment of all or any part of amounts outstanding under the Facility.

9. ADDITIONAL INFORMATION AND SECURITY

The Borrower will provide, or cause to be provided, whatever information the Bank may request from time to time, including, without limitation, such updated information and/or additional supporting information as the Bank may require with respect to any or all the matters in the Borrower's representation and warranty made in paragraph 9 of the above Section 6. The Borrower will provide, or cause to be provided, any security or guarantees required by the Bank from time to time.

10. INDEMNITY

The Borrower agrees to indemnify the Bank from and against any and all claims, losses and liabilities arising or resulting from this Agreement. USD loans must be repaid with USD and CAD loans must be repaid with CAD and the Borrower shall indemnify the Bank for any loss suffered by the Bank if USD loans are repaid with CAD or vice versa, whether such payment is made pursuant to an order of a court or otherwise. In no event will the Bank be liable to the Borrower for any direct, indirect or consequential damages arising in connection with this Agreement.

11. TAXATION ON PAYMENTS
All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature. If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

12. FX CLOSE OUT
The Borrower hereby acknowledges and agrees that in the event any of the following occur: (i) Default by the Borrower under any forward foreign exchange contract("FX Contract"); (ii) Default by the Borrower in payment of monies owing by it to anyone, including the Bank; (iii) Default in the performance of any other obligation of the Borrower under any agreement to which it is subject; or (iv) the Borrower is adjudged to be or voluntarily becomes bankrupt or insolvent or admits in writing to its inability to pay its debts as they come due or has a receiver appointed over its assets, the Bank shall be entitled without advance notice to the Borrower to close out and terminate all of the outstanding FX Contracts entered into hereunder, using normal commercial practices employed by the Bank, to determine the gain or loss for each terminated FX contract. The Bank shall then be entitled to calculate a net termination value for all of the terminated FX Contracts which shall be the net sum of all the losses and gains arising from the termination of the FX Contracts which net sum shall be the "Close Out Value" of the terminated FX Contracts. The Borrower acknowledges that it shall be required to forthwith pay any positive Close Out Value owing to the Bank and the Bank shall be required to pay any negative Close Out Value owing to the Borrower, subject to any rights of set-off to which the Bank is entitled or subject.

13. ENVIRONMENTAL REPRESENTATION AND UNDERTAKINGS
The Borrower represents, warrants and covenants (which representation, warranty and covenant shall continue each day hereafter) that its property and business is being operated in compliance with applicable environmental, health and safety laws and regulations and that there are no judicial or administrative proceedings in respect thereto.

The Borrower shall, when asked by the Bank, at the Borrower's expense, obtain and provide to the Bank an appraisal, environmental audit or inspection report of any of its property from appraisers, auditors or inspectors acceptable to the Bank.

The Borrower will defend, indemnify and hold harmless the Bank, its officers, directors, employees, agents and shareholders, against all loss, costs, claims, damages and expenses (including legal, audit and inspection expenses) which may be suffered or incurred in connection with the breach of this environmental representation, warranty and covenant and against environmental damage occasioned by the Borrower's activities or by contamination of or from any of the Borrower's property.

14. REPRESENTATION
No representation or warranty or other statement made by the Bank concerning the Facility shall be binding on the Bank unless made by it in writing as a specific amendment to the Agreement.

15. BANK MAY CHANGE AGREEMENT
The Bank may change the provisions of this Agreement from time to time. These changes include, without limitation, changes to the Credit Limit, interest rate, or fees payable by the Borrower. The Bank will notify the Borrower of any change in this Agreement by mail, hand delivery, electronic mail or facsimile transmission or for a change in any interest rates or interest rate definitions by posting a notice in all of the Bank's branches. The Bank is not required to notify a Guarantor of any change in the Agreement, including without limitation, any increase in the Credit Limit, Overdraft Limit or Loan Amount. If more than one Person signs this Agreement, communication with any one Person will serve as notice to all.

16. METHOD OF COMMUNICATION
The Bank may communicate with the Borrower by ordinary, uninsured mail or other means, including hand delivery, electronic mail or facsimile transmission. Mailed information is deemed to be received by the Borrower five days after mailing. Delivered information is deemed to be received when delivered or left at the Borrower's address. Electronically delivered information is deemed to be received when sent. Messages sent by facsimile are deemed to be received when the Bank receives a fax confirmation.

17. EXPENSES
The Borrower shall pay all fees and expenses (including but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank's rights and remedies under this Agreement and the Bank Security whether or not any amounts are advanced under the Agreement. These fees and expenses shall include, but not be limited to, all outside counsel expenses and all in-house legal expenses, if in-house counsel are used, and all outside professional advisory expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the All-In Rate plus 2% per annum.

Without limiting the generality of Section 24, the Bank or the Bank's agent, is authorized to debit any of the Borrower's accounts with the amount of the fees and expenses owed by the Borrower hereunder, including the registration fee in connection with the Bank Security, even if that debiting creates an overdraft in any such account. If there are insufficient funds in the Borrower's accounts to reimburse the Bank or it's agent for payment of the fees and expenses owed by the Borrower hereunder, the amount debited to the Borrower's accounts shall be deemed to be a Prime Based Loan under the Facility.

The Borrower will, if requested by the Bank, sign a Pre-Authorized Payment Authorization in a format acceptable to the Bank to permit the Bank's agent to debit the Borrower's accounts as contemplated in this Section.

18. NON WAIVER
Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security shall not constitute a waiver of the Bank's right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank's rights thereunder.

19. EVIDENCE OF INDEBTEDNESS
The Bank shall record on its records the amount of all advances made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement. The Bank's records constitute, in the absence of manifest error, conclusive evidence of the Borrower's indebtedness to the Bank pursuant to this Agreement.

The Borrower will sign the Bank's standard form Letter of Credit Indemnity Agreement for all L/Cs and L/Gs issued by the Bank.

With respect to chattel mortgages taken as Bank Security, this Agreement is the Promissory Note referred to in same chattel mortgage, and the indebtedness incurred hereunder is the indebtedness secured by the chattel mortgage.

20. ENTIRE AGREEMENTS
This Agreement replaces any previous agreements dealing specifically with the Facility. Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities. This Agreement, and if applicable, the Letter of Credit Indemnity Agreement are the entire agreements relating to the Facility described in this Agreement.

21. NON-MERGER
Notwithstanding the execution, delivery or registration of the Bank Security and notwithstanding any advances made pursuant thereto, this Agreement shall continue to be valid, binding and enforceable and shall not merge as a result thereof. Any default under this Agreement shall constitute concurrent default under the Bank Security. Any default under the Bank Security shall constitute concurrent default under this Agreement. In the event of an inconsistency between the terms of this Agreement and the terms of the Bank Security, the terms of this Agreement shall prevail and the inclusion of any term in the Bank Security that is not dealt with in this Agreement shall not be an inconsistency.

22. ASSIGNMENT
The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without notice to and without the Borrower's consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

23. RELEASE OF INFORMATION

The Borrower hereby irrevocably authorizes and directs its accountant, (the "Accountant") to deliver all financial statements and other financial information concerning the Borrower to the Bank and agrees that the Bank and the Accountant may communicate directly with each other.

24. SET-OFF

In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time without notice to the Borrower or any other person, any notice being expressly waived by the Borrower, set-off and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness or amount payable by the Bank (irrespective of the place of payment or booking office of the obligation), to or for the Borrower's credit or for the Borrower's account, including without limitation, any amount owed by the Bank to the Borrower under any FX Contract or other treasury or derivative product, against and on account of the indebtedness and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit or other obligation in a different currency than the indebtedness under this Agreement to the indebtedness under this Agreement, the Bank will convert the deposit or other obligation to the currency of indebtedness under this Agreement using the exchange rate determined by the Bank at the time of the conversion.

25. SEVERABILITY

In the event any one or more of the provisions of this Agreement shall for any reason, including under any applicable statute or rule of law, be held to be invalid, illegal or unenforceable, that part will be severed from this Agreement and will not affect the enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

26. MISCELLANEOUS

i) The Borrower has received a signed copy of this Agreement;

ii) If more than one person, firm or corporation signs this Agreement as the Borrower, each party is jointly and severally liable hereunder, and the Bank may require payment of all amounts payable under this Agreement from any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them.

iii) Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Canadian Institute of Chartered Accountants (or any successor) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles;

iv) This Agreement is governed by the law of the Province or Territory where the Branch/Centre is located.

v) Unless stated otherwise, all amounts referred to herein are in Canadian dollars.